EXHIBIT 99

NEWS RELEASE

For more information, contact:

Steve Albright	or:	Fred Nielson
Chief Financial Officer		Investor Relations
(636) 733-1305		(636) 733-1314

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Fourth-Quarter

and Full-Year Financial Results for 2012

CHESTERFIELD, Missouri, March 6, 2013 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the fourth quarter and full year of 2012.

Fourth-Quarter Results

Reliv reported net sales of $16.91 million for the fourth quarter of 2012, compared with sales of $16.89 million for the fourth quarter of 2011, an increase of 0.1 percent. U.S. sales declined by 3.2 percent for the quarter compared with the same quarter in 2011. International sales for the quarter increased 13.1 percent, led by significant growth in Europe, which reported an increase of 49.5 percent.

Reliv reported net income of $437,000, or $0.03 per diluted share, for the fourth quarter of 2012 compared with net income of $320,000, or $0.03 per diluted share, for the fourth quarter of 2011. Income from operations for the fourth quarter of 2012 was $611,000 compared with $471,000 in the same quarter of 2011.

Full-Year Results

Reliv reported net sales of $68.71 million for 2012 compared with net sales of $73.88 million in 2011. U.S. net sales decreased from $60.88 million to $53.80 million. Net sales in Reliv’s foreign markets for 2012 increased 14.7 percent compared with net sales for 2011. Net sales were particularly strong in Europe, where net sales increased by $2.73 million, or 72.7 percent. Growth in the European market in 2012 was driven by strong increases in new distributor enrollments and new Master Affiliate qualifications, along with the launch of Reliv NOW® with LunaRich® in October 2012.

Net income for 2012 was $1.36 million compared with $1.05 million in 2011. Diluted earnings per share were $0.11 in 2012 compared with $0.08 in 2011.

“The net sales increase in the fourth quarter of 2012 compared with the fourth quarter of 2011 marks the first quarterly year-over-year net sales increase in more than five years at Reliv,” said Robert L. Montgomery, chairman and chief executive officer of Reliv. “We believe that with continuing growth in Europe and initiatives underway worldwide it is the first of many to come.”

“Reliv Europe has recorded 13 straight quarters of year-over-year growth and continues to show strong momentum,” he added. “When compared to the previous year, the number of distributors in Europe increased 79.7 percent in 2012 after climbing 77.4 percent in 2011. We expect to officially open in France in the spring of 2013, our 16th country of operation. We expect France to provide continued opportunities, momentum and improved economies of scale.”

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Reliv International Fourth-Quarter Financial Results

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“In the United States, Reliv expanded its exclusive LunaRich product line with the January 2013 introduction of LunaRich X™ (concentrated lunasin in capsule form). We also launched a new points-based LunaRich wellness system, which is an easy-to-understand way for our distributors to share LunaRich products and for customers to design their own LunaRich regimen. We believe this system, the first of its kind at Reliv, will help make the leading-edge science of lunasin easier to understand and make our LunaRich products easier to use,” Montgomery said.

“In coordination with our public relations agency, we developed an aggressive campaign to build awareness of lunasin and LunaRich,” he added. “LunaRich products have appeared on local TV and in newspapers across the country, and we now are targeting national mainstream media. We believe such exposure will lead to increased demand for our products.”

“On March 1, 2013, we implemented a new pricing structure. As the result of higher commodity and ingredient costs, we increased prices — our first in more than four years — however, we also increased servings per unit and cut shipping fees. The resulting price per serving is only pennies higher for most products, and we believe the reduced shipping will help eliminate a common point-of-sale objection,” Montgomery said.

“Our strategic objective to simplify our business and increase efficiency continues to produce results,” he added. Reliv reported a reduction in selling, general and administrative expenses of $175,000 for the fourth quarter of 2012 and $1.93 million for all of 2012 compared with the prior-year periods. Reliv had cash and cash equivalents of $5.80 million as of December 31, 2012, a decrease of $1.37 million from the balance as of December 31, 2011. Net cash generated from operating activities decreased to $2.47 million in 2012 from $2.79 million in 2011.

As of December 31, 2012, Reliv had 57,430 distributors – an increase of 0.7 percent from December 31, 2011 – of which 7,060 are Master Affiliate level and above. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

About Reliv International, Inc.
Reliv International, Inc., based in Chesterfield, Missouri, produces nutritional supplements that promote optimal nutrition along with premium skincare products. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2012	2011
	(Unaudited)	(Audited)

Assets
Current assets:
Cash and cash equivalents	$5,801,042	$7,174,213
Accounts receivable, less allowances of
$35,700 in 2012 and $70,300 in 2011	247,087	334,828
Accounts due from employees and distributors	109,346	43,191
Inventories	5,262,916	4,723,773
Other current assets	1,070,301	1,136,376
Total current assets	12,490,692	13,412,381

Other assets	4,212,442	1,987,213
Intangible assets, net	1,443,635	1,597,644

Net property, plant and equipment	7,111,772	7,421,947

Total assets	$25,258,541	$24,419,185

Liabilities and stockholders’ equity

Total current liabilities	$6,614,631	$6,110,449
Long-term debt, less current maturities	2,401,312	3,566,175
Other non-current liabilities	660,728	256,710

Total stockholders’ equity	15,581,870	14,485,851

Total liabilities and stockholders’ equity	$25,258,541	$24,419,185

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Reliv International, Inc. and Subsidiaries
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Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Product sales	$15,016,025	$15,007,686	$61,097,180	$65,701,343
Handling & freight income	1,892,979	1,877,845	7,612,709	8,178,557

Net sales	16,909,004	16,885,531	68,709,889	73,879,900

Costs and expenses:
Cost of products sold	3,511,453	3,468,769	13,685,581	15,105,416
Distributor royalties and commissions	6,326,940	6,312,062	25,839,621	27,629,167
Selling, general and administrative	6,459,156	6,634,021	27,472,807	29,400,219

Total costs and expenses	16,297,549	16,414,852	66,998,009	72,134,802

Income from operations	611,455	470,679	1,711,880	1,745,098

Other income (expense):
Interest income	42,557	7,662	129,415	40,508
Interest expense	(17,164)	(33,618)	(99,502)	(138,967)
Other income	29,663	10,635	406,176	24,518

Income before income taxes	666,511	455,358	2,147,969	1,671,157
Provision for income taxes	230,000	135,000	789,000	623,000

Net income	$436,511	$320,358	$1,358,969	$1,048,157

Earnings per common share - Basic	$0.03	$0.03	$0.11	$0.08
Weighted average shares	12,504,000	12,409,000	12,500,000	12,429,000

Earnings per common share - Diluted	$0.03	$0.03	$0.11	$0.08
Weighted average shares	12,643,000	12,410,000	12,654,000	12,429,000

Cash dividends declared per common share	$0.01	$0.01	$0.03	$0.04

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Reliv International, Inc. and Subsidiaries
ADD FOUR

Net sales by Market
(in thousands)
	Three months ended December 31,				Change From Prior Year
	2012		2011
	Amount	% of sales	Amount	% of sales	Amount	%

United States	13,015	77.0%	13,444	79.6%	(429)	-3.2%
Australia/New Zealand	629	3.7%	597	3.5%	32	5.4%
Canada	491	2.9%	470	2.8%	21	4.5%
Mexico	224	1.3%	219	1.3%	5	2.3%
Europe	1,757	10.4%	1,175	7.0%	582	49.5%
Asia	793	4.7%	981	5.8%	(188)	-19.2%

Consolidated total	16,909	100.0%	16,886	100.0%	23	0.1%

Net sales by Market
(in thousands)
	Year ended December 31,				Change From Prior Year
	2012		2011
	Amount	% of sales	Amount	% of sales	Amount	%

United States	53,801	78.3%	60,884	82.4%	(7,083)	-11.6%
Australia/New Zealand	2,111	3.1%	2,374	3.2%	(263)	-11.1%
Canada	1,861	2.7%	2,139	2.9%	(278)	-13.0%
Mexico	1,056	1.5%	1,201	1.6%	(145)	-12.1%
Europe	6,481	9.4%	3,753	5.1%	2,728	72.7%
Asia	3,400	5.0%	3,529	4.8%	(129)	-3.7%

Consolidated total	68,710	100.0%	73,880	100.0%	(5,170)	-7.0%

The following table sets forth, as of December 31, 2012 and 2011, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 12/31/2012		As of 12/31/2011		Change From Prior Year
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	40,470	5,150	43,280	6,080	-6.5%	-15.3%
Australia/New Zealand	1,790	190	1,950	170	-8.2%	11.8%
Canada	1,280	230	1,300	220	-1.5%	4.5%
Mexico	1,680	150	1,260	220	33.3%	-31.8%
Europe	6,920	740	3,850	430	79.7%	72.1%
Asia	5,290	600	5,370	550	-1.5%	9.1%

Consolidated total	57,430	7,060	57,010	7,670	0.7%	-8.0%

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